================================================================================

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                            MURPHY OIL CORPORATION
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

                            MURPHY OIL CORPORATION
--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (4) Date Filed:

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Notes:

                 [LOGO OF MURPHY OIL CORPORATION APPEARS HERE]

                           NOTICE OF ANNUAL MEETING

To the Stockholders of Murphy Oil Corporation:

  The Annual Meeting of Stockholders of Murphy Oil Corporation will be held at the South Arkansas Arts Center, 110 East 5th Street, El Dorado, Arkansas, on Wednesday, May 13, 1998, at 10:00 a.m., Central Daylight Time, for the following purposes:

    To elect directors to serve for the ensuing year.

    To approve or disapprove the action of the Board of Directors in appointing KPMG Peat Marwick LLP as the Company's independent auditors for 1998.

    To transact such other business as may properly come before the meeting.

  Only stockholders of record at the close of business on March 16, 1998, the record date fixed by the Board of Directors of the Company, will be entitled to notice of and to vote at the meeting or any adjournment thereof. A list of all stockholders entitled to vote is on file at the offices of the Company, 200 Peach Street, El Dorado, Arkansas 71730.

  Please sign, date and return the enclosed proxy card promptly.

                                          Walter K. Compton
                                              Secretary

El Dorado, Arkansas
March 30, 1998

                                PROXY STATEMENT

SOLICITATION                                                     March 30, 1998

  The solicitation of the enclosed proxy is made on behalf of the Board of Directors of the Company for use at the Annual Meeting of Stockholders to be held on May 13, 1998. It is expected that this Proxy Statement and related materials will first be mailed to stockholders on or about March 30, 1998.

  The address of the Company's Executive Offices is 200 Peach Street, P.O. Box 7000, El Dorado, Arkansas 71731-7000.

VOTE REQUIRED FOR APPROVAL

  The affirmative vote of a majority of the shares present in person or represented by proxy at the meeting is required for approval of matters presented at the meeting. Your executed proxy will be voted at the meeting, unless you revoke it at any time before the vote by filing with the Secretary of the Company an instrument revoking it, duly executing a proxy card bearing a later date, or appearing at the meeting and voting in person. Proxies returned to the Company, votes cast other than in person, and written revocations will be disqualified if received after commencement of the meeting.

  Votes cast by proxy or in person at the meeting will be counted by the persons appointed by the Company to act as election inspectors for the meeting. The election inspectors will treat shares represented by properly signed and returned proxies that reflect abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum and for purposes of determining the outcome of any other business submitted at the meeting to the stockholders for a vote. Abstentions, however, do not constitute a vote "for" or "against" any matter and thus will be disregarded in the calculation of "votes cast."

  The election inspectors will treat shares referred to as "broker non-votes" (i.e., shares held by brokers or nominees as to which instructions have not been received from the beneficial owners or persons entitled to vote and that the broker or nominee does not have discretionary power to vote on a particular matter) as shares that are present and entitled to vote for purposes of determining the presence of a quorum. However, for purposes of determining the outcome of any matter as to which the broker has physically indicated on the proxy that it does not have discretionary authority to vote, those shares will be treated as not present and not entitled to vote with respect to that matter (even though those shares are considered entitled to vote for quorum purposes and may be entitled to vote on other matters).

  Unless specification to the contrary is made, the shares represented by the enclosed proxy will be voted FOR all the nominees for director; and FOR the confirmation of the appointment of KPMG Peat Marwick LLP as the Company's independent auditors.

VOTING SECURITIES

  On March 16, 1998, the record date for the meeting, the Company had outstanding 44,949,634 shares of Common Stock, all of one class and each share having one vote in respect of all matters to be voted on at the meeting. This amount does not include 3,818,596 shares of treasury stock. Information as to the amount of Common Stock owned by directors and officers and certain others appears in the table under the heading "Certain Stock Ownership."

ELECTION OF DIRECTORS

  The Bylaws of the Company provide for eleven directors to be elected on May 13, 1998. The Bylaws also provide that the directors elected at each Annual Meeting of Stockholders shall serve until their successors are elected and qualified.

  To the extent authorized by the proxies, the shares represented by the proxies will be voted in favor of the election as directors of the eleven nominees whose names are set forth below. If for any reason any of these nominees is not a candidate when the election occurs, the shares represented by such proxies will be voted for the election of the other nominees named and may be voted for any substituted nominees. However, management of the Company does not expect this to occur. All of management's nominees were elected at the last Annual Meeting of Stockholders. The names of the nominees and certain information as to them are as follows:

                        PRINCIPAL OCCUPATION OR
                          EMPLOYMENT (FOR MORE                 OTHER PUBLIC
                        THAN THE PAST FIVE YEARS  DIRECTOR       COMPANY
NAME AND AGE            UNLESS OTHERWISE STATED)   SINCE      DIRECTORSHIPS
------------           -------------------------- -------- --------------------
B.R.R. Butler*#        Managing Director,           1991   KS Biomedix Holdings
 London, England        Retired, of The British            p.l.c.
 Age: 68                Petroleum Company p.l.c.            Guildford, England
George S. Dembroski+*  Vice Chairman, Retired, of   1995   Cameco, Inc.
 Toronto, Ontario,      RBC Dominion Securities             Saskatoon,
 Canada                 Inc. Vice Chairman RBC             Saskatchewan,
 Age: 63                Dominion Securities Inc.            Canada
                        from June, 1981 to Decem-          Electrohome Ltd.
                        ber 31, 1997.                       Kitchener, Ontario,
                                                           Canada
Claiborne P.           President and Chief          1993   First United
 Deming(S)              Executive Officer of the           Bancshares, Inc.
 El Dorado, Arkansas    Company since October 1,            El Dorado, Arkansas
 Age: 43                1994, Executive Vice
                        President and Chief
                        Operating Officer of the
                        Company from March 1,
                        1992 to October 1, 1994.
H. Rodes Hart(S)*#     Chairman and Chief           1975   None
 Nashville, Tennessee   Executive Officer,
 Age: 66                Franklin Industries Inc.,
                        engaged in the
                        manufacture of brick and
                        industrial minerals.
Vester T. Hughes,      Partner, Hughes & Luce,      1973   None
 Jr.+#                  Attorneys.
 Dallas, Texas
 Age: 69
C. H. Murphy, Jr.(S)*  Chairman of the Board of     1950   First Commercial
 El Dorado, Arkansas    the Company from June 1,           Corporation
 Age: 78                1972 to October 1, 1994.            Little Rock, Arkan-
                                                           sas
Michael W.             President, Marmik Oil Com-   1977   First Commercial
 Murphy(S)+*            pany, engaged in explora-          Corporation
 El Dorado, Arkansas    tion for and production             Little Rock, Arkan-
 Age: 50                of oil and gas. Presi-             sas
                        dent, Murphy Motor Co.,
                        engaged in automobile
                        dealerships.
R. Madison Murphy(S)   Chairman of the Board of     1993   Deltic Timber
 El Dorado, Arkansas    the Company since October          Corporation
 Age: 40                1, 1994, Executive Vice             El Dorado, Arkansas
                        President and Chief Fi-            First United
                        nancial and Administra-            Bancshares, Inc.
                        tive Officer of the Com-            El Dorado, Arkansas
                        pany from March 1, 1992
                        to October 1, 1994, Chief
                        Administrative position
                        added February 3, 1993.
William C. Nolan,      Partner, Nolan and           1977   None
 Jr.(S)+*               Alderson, Attorneys.
 El Dorado, Arkansas
 Age: 58
Caroline G. Theus*#    President, Inglewood Land    1985   None
 Alexandria,            and Development Company,
 Louisiana              a farming and land
 Age: 54                holding corporation.
Lorne C. Webster+*     Chairman of Prenor Group     1989   Bankmont Financial
 Montreal, Quebec,      Ltd., a financial                  Corp.
 Canada                 services corporation.               Chicago, Illinois
 Age: 69                                                   H. B. Fuller Company
                                                            St. Paul, Minnesota

--------
(S) Executive Committee
+   Audit Committee
*   Executive Compensation and Nominating Committee
#   Public Policy and Environmental Committee

  Claiborne P. Deming, C. H. Murphy, Jr., Michael W. Murphy, R. Madison Murphy, William C. Nolan, Jr. and Caroline G. Theus are all related by blood. Michael W. Murphy and R. Madison Murphy are sons of C. H. Murphy, Jr., Claiborne P. Deming and William C. Nolan, Jr. are nephews of C. H. Murphy, Jr., and Caroline G. Theus is a niece of C. H. Murphy, Jr. These six nominees, their spouses, and members of their immediate families directly or indirectly own in the aggregate approximately 25% of the outstanding Common Stock of the Company and may be considered the controlling persons of the Company. See also "Certain Stock Ownerships."

COMMITTEES

  The standing committees of the Board of Directors are the Executive Committee, the Audit Committee, the Executive Compensation and Nominating Committee, and the Public Policy and Environmental Committee. The Executive Committee is empowered to exercise certain functions of the Board of Directors when the Board is not in session. The Audit Committee's functions include supervision and review of the results and scope of the work of the Company's independent auditors and the Company's internal Audit Division. The Committee meets with representatives of the independent auditors and with members of the internal Audit Division for these purposes. The Executive Compensation and Nominating Committee administers the Company's Stock Incentive Plan and reviews generally the compensation of all executive and key personnel of the Company and subsidiaries. This committee specifically determines the compensation of the Chairman of the Board, the President, and certain other officers.

  Other duties and authority of the Executive Compensation and Nominating Committee, as fixed by the Board of Directors, are as follows:

    "The Executive Compensation and Nominating Committee shall have the power to: propose and consider suggestions as to candidates for membership on the Board; review and propose to the Board criteria for Board membership and responsibilities; periodically recommend to the Board candidates for vacancies on the Board due to resignations or retirements or due to such standards for composition of Board membership as may from time to time legally prevail; review and recommend to the Board such modifications to the prevailing Board of Directors retirement policy as may be deemed appropriate in light of contemporary standards; and propose to the Board on or before the February meeting of each year a slate of directors for submission to the stockholders at the annual meeting."

Stockholders desiring to recommend candidates for membership on the Board of Directors for consideration by the Executive Compensation and Nominating Committee should address their recommendations to: Executive Compensation and Nominating Committee of the Board of Directors, c/o Secretary, Murphy Oil Corporation, P.O. Box 7000, El Dorado, Arkansas 71731-7000.

  The Public Policy and Environmental Committee provides review and oversight of the Company's environmental, health and safety compliance policies, programs and practices.

MEETINGS AND ATTENDANCE

  During 1997 there were six meetings of the Board of Directors, thirteen meetings of the Executive Committee, two meetings of the Audit Committee, two meetings of the Executive Compensation and Nominating Committee, and two meetings of the Public Policy and Environmental Committee. All nominees except
C. H. Murphy, Jr. and Michael W. Murphy attended a minimum of 75% of the total number of meetings of the Board of Directors and Committees on which they served.

COMPENSATION OF DIRECTORS

  The Company has a standard arrangement for compensation of directors who are not also employees of the Company. Under this arrangement, for fiscal year 1997, nonemployee directors were compensated at the rate of $30,000 per annum plus $1,000 for each meeting attended of the Board, the Audit Committee, the

Executive Compensation and Nominating Committee, or the Public Policy and Environmental Committee. The Chairman of the Board is paid the above plus an additional $50,000 per annum. No compensation is paid for attendance at meetings of the Executive Committee. The Company also reimburses directors for travel, lodging and related expenses they incur in attending Board and Committee meetings.

  The Company adopted a retirement plan for nonemployee directors (the "Director Retirement Plan") effective May 1, 1994. The Director Retirement Plan provides a retirement benefit to any nonemployee director with at least five (5) years of service if retirement occurs at or after the age of 72, or with at least ten (10) years of service if retirement occurs prior to the age of 72. The Director Retirement Plan will pay an annual benefit equal to the annual retainer in effect at the time of the director's retirement. Benefits will be paid for a period equal to years of service. Payment of retirement benefits will be in the form of quarterly payments which will commence on the first day of the calendar quarter following the later of the director's attainment of age 65 or actual retirement from the Board. If a director dies prior to retirement from the Board, no benefits will be paid under this plan. In the event a director dies after retirement from the Board, benefits will be paid to the surviving spouse, but in no event will the total of such benefits exceed ten (10) years. If there is no surviving spouse, no benefits will be paid to any other party, beneficiary or estate.

CERTAIN STOCK OWNERSHIPS

  The following table and related text sets forth information, by the categories listed, concerning the number of shares of Common Stock of the Company at February 1, 1998 owned by each director or nominee, Named Executives (as hereinafter defined), directors, nominees and officers as a group, and each person known to the Company to own as much as 5% of the Company's Common Stock:

                                             TYPE OF OWNERSHIP
                         ------------------------------------------------------------
                                                                          VOTING AND
                                                                          INVESTMENT
                         PERSONAL,                                        POWER ONLY, SUBJECT TO
                         WITH FULL                  PERSONAL,    SPOUSE     AND NOT     OPTIONS             PERCENT OF
                         VOTING AND    PERSONAL, AS IN COMPANY AND OTHER  INCLUDED IN EXERCISABLE           OUTSTANDING
                         INVESTING     BENEFICIARY    401(K)   HOUSEHOLD     OTHER      WITHIN              (IF GREATER
          NAME             POWER       OF TRUST(S)     PLAN    MEMBERS(1) COLUMNS(2)    60 DAYS     TOTAL    THAN .09)
          ----           ----------    ------------ ---------- ---------- ----------- ----------- --------- -----------
B. R. R. Butler.........     2,000           --         --         --           --         --         2,000         --
George S. Dembroski.....      --             --         --         --           --         --          --           --
Claiborne P. Deming.....   103,267(3)     382,384      8,614     95,247      831,918     52,519   1,473,949        3.3
H. Rodes Hart...........      --             --         --         --        254,670       --       254,670         --
Vester T. Hughes, Jr....     3,474           --         --         --           --         --         3,474         --
C. H. Murphy, Jr. ...... 1,009,836           --         --        3,036    2,087,484       --     3,100,356        6.9
Michael W. Murphy.......    93,695        306,696       --       32,049       28,727       --       461,167        1.0
R. Madison Murphy.......   105,780(3)     620,009      2,278     82,736      992,119       --     1,802,922        4.0
William C. Nolan, Jr....   162,403        130,798       --          500      484,196       --       777,897        1.7
Caroline G. Theus.......   105,430        164,855       --       14,674      678,530       --       963,489        2.1
Lorne C. Webster........       100           --         --         --          5,600       --         5,700         --
Herbert A. Fox, Jr......    11,414(3)        --        4,965        110         --       12,480      28,969         --
Enoch L. Dawkins........     8,363(3)         408      1,223       --           --       16,640      26,634         --
Steven A. Cosse.........     6,535(3)        --        1,348       --           --       12,480      20,363         --
Woods W. Allen, Jr. ....     3,110(3)        --           93       --           --       11,440      14,643         --
All directors, five
 named executives and
 four other officers as
 a group................ 1,621,888(4)   1,605,150     24,454    228,708    5,363,244    124,279   8,967,723       20.0

--------
(1) Includes shares directly owned and shares owned as beneficiary of trusts.
(2) Includes shares held as trustee for others and shares owned by a corporation or other organization of which the named person is an officer.
(3) Included are shares of "restricted stock" awarded in 1994 and 1996 pursuant to the Company's 1992 Stock Incentive Plan. Such shares are subject to vesting requirements, but the recipients are entitled to vote such shares upon their issuance. The amount of restrictive stock for each individual is: Deming 9,582; Madison Murphy 422; Fox 4,790; Dawkins 5,354; Cosse' 4,227; and Allen 1,691.
(4) This total includes 32,547 shares of restricted stock, which includes the shares discussed in note 3 above and also shares of three officers not individually named.

  Under the securities laws of the United States, the Company's directors and its executive officers are required to report their ownership of the Company's Common Stock and any changes in that ownership to the Securities and Exchange Commission and the New York Stock Exchange. Specific due dates for these reports have been established and the Company is required to report in this proxy statement any failure to file by these dates during 1997. All of the director and officer filing requirements were satisfied during the relevant period. In making this statement, the Company has relied on the written representations of its incumbent directors and officers and copies of the reports that they have filed with the Commission.

  The only persons or entities known to the Company to be the owners of more than 5% of the Company's outstanding stock, other than C. H. Murphy, Jr., 200 Jefferson Avenue, El Dorado, Arkansas, whose holdings are described above, are: First United Trust Company, N.A., Main at Washington Streets, El Dorado, Arkansas; Capital Research and Management Company, 333 South Hope Street, Los Angeles, California; and Wellington Management Company, LLP, 75 State Street, Boston, Massachusetts. First United Trust Company, N.A., a wholly owned subsidiary of First United Bancshares, Inc., has advised the Company that it, as trustee, exercised voting or investment power over 2,551,564 shares of the Company's Common Stock, representing 5.7% of the total outstanding. Capital Research and Management Company, a wholly owned subsidiary of The Capital Group Companies, Inc. exercised as of December 31, 1997, investment discretion with respect to 5,753,200 shares of the Company's Common Stock, representing 12.8% of the total outstanding, as a result of acting as investment advisor to various investment companies registered under Section 8 of the Investment Company Act of 1940. Wellington Management Company, LLP, exercises investment power over 2,359,100 shares of the Company's Common Stock, representing 5.3% of the total outstanding, as a result of acting as investment advisor to various investment companies registered under Section 203 of the Investment Company Act of 1940.

EXECUTIVE COMPENSATION

  The following table sets forth information with respect to the individual who served as the Company's chief executive officer during 1997 and the four other most highly compensated executive officers of the Company at the end of 1997:

                          SUMMARY COMPENSATION TABLE

                                                                LONG-TERM
                                                              COMPENSATION
                               ANNUAL COMPENSATION              AWARDS(4)
                        --------------------------------- ---------------------   ALL
                                                OTHER     RESTRICTED SECURITIES  OTHER
                                                ANNUAL      STOCK    UNDERLYING COMPEN-
  NAME AND PRINCIPAL         SALARY   BONUS  COMPENSATION   AWARDS    OPTIONS   SATION
       POSITION         YEAR ($)(1)  ($)(2)     ($)(3)      ($)(5)      (#)     ($)(6)
----------------------  ---- ------- ------- ------------ ---------- ---------- -------
Claiborne P. Deming     1997 537,508 363,000        --          --     60,000   40,614
President and Chief
Executive Officer,      1996 400,008 300,000    48,672     214,375     12,480   36,228
Murphy Oil Corporation  1995 400,008      --        --          --     12,480   29,728
Herbert A. Fox, Jr.     1997 293,336 175,000        --          --     30,000   21,556
Vice President,         1996 268,336 140,000    24,336     107,188      8,320   21,840
Murphy Oil Corporation  1995 251,674      --        --          --      8,320   17,760
Enoch L. Dawkins        1997 305,840 160,000        --          --     30,000   23,353
President, Murphy
Exploration &           1996 280,834 165,000    34,766     107,188      8,320   24,095
Production Company (a   1995 251,674  13,433        --          --      8,320   19,385
100% subsidiary)
Steven A. Cosse         1997 244,168 130,000        --          --     30,000   17,929
Senior Vice President
and General             1996 231,670 135,000    17,383     107,188      8,320   18,704
Counsel, Murphy Oil     1995 217,504      --        --          --      8,320   14,750
Corporation
Woods W. Allen, Jr.     1997 206,114  62,000        --          --     22,500   14,997
Executive Vice
President,              1996 182,124  65,000        --      64,313      6,760   13,178
Murphy Exploration &    1995 135,399      --        --          --      3,120    9,877
Production
Company (a 100%
subsidiary)

--------
(1) Includes amounts of cash compensation earned and received by executive officers as well as amounts earned but deferred at the election of those officers.
(2) Bonuses were awarded and paid after the end of the year in which they are reported. Because these payments related to services rendered in the year prior to payment, the Company reported bonuses as a component of compensation expense in the prior year.
(3) Represents the amount of income tax reimbursements made by the Company in 1997 for restricted stock awards that vested in 1996.
(4) The number of outstanding stock options and restricted shares were adjusted in 1997 due to the spin-off of Deltic Timber Corporation on December 31, 1996. The number of Securities Underlying Options presented represents the number of options including the spin-off adjustments. The dollar amount shown for Restricted Stock Awards in 1996 represents the dollar value of the grant on the date granted, calculated on the number of restricted shares granted times the closing stock price on date of grant. These antidilution adjustments were intended to preserve the economic value of the stock options and restricted share awards at the time of the spin-off. In the case of stock options, the adjustment was calculated by multiplying the number of Company shares under the original award by a factor of 1.04, and dividing the original exercise price by the same factor. The number of outstanding restricted shares were adjusted by multiplying the number of Company shares under the original award by 1.1274.
(5) Represents the closing stock price of unrestricted stock on date of grant ($42.875 on February 6, 1996) times the number of restricted shares granted. Dividends are being paid on restricted stock at the same rate paid to all shareholders. Awards are subject to performance-based conditions and are forfeited if grantee terminates for any reason other than retirement, death or full disability. None of the restricted stock awards vest in under five years from the date of grant. Based on the results of specified financial objectives, one-half of restricted stock awards granted in 1992 were forfeited effective December 31, 1996. On December 31, 1997, Mr. Deming held a total of 9,582 nonvested restricted shares having a then current value of $519,225; Mr. Fox held a total of 4,790 nonvested restricted shares having a then current value of $259,558; Mr. Dawkins held a total of 5,354 nonvested restricted shares having a then current value of $290,120; Mr. Cosse held a total of 4,227 nonvested restricted shares having a then current value of $229,051; and Mr. Allen held a total of 3,100 nonvested restricted shares having a then current value of $167,981.
(6) The total amounts shown in this column for 1997 consist of the following:
   Mr. Deming: $12,936--Dividends on nonvested restricted stock; $26,850-- Company contributions to defined contribution plan; $828--Benefit attributable to Company-provided term life insurance policy.
   Mr. Fox; $6,467--Dividends on nonvested restricted stock; $14,261--Company contributions to defined contribution plan; $828--Benefit attributable to Company-provided term life insurance policy.
   Mr. Dawkins: $7,228--Dividends on nonvested restricted stock; $15,297-- Company contributions to defined contribution plan; $828--Benefit attributable to Company-provided term life insurance policy.
   Mr. Cosse: $5,706--Dividends on nonvested restricted stock; $11,395-- Company contributions to defined contribution plan; $828--Benefit attributable to Company-provided term life insurance policy.
   Mr. Allen: $4,185--Dividends on nonvested restricted stock; $9,984--Company contributions to defined contribution plan; $828--Benefit attributable to Company-provided term life insurance policy.

OPTION EXERCISES AND FISCAL YEAR-END VALUES

  Shown below is information with respect to stock options exercised in fiscal 1997 and the fiscal year-end value of unexercised options for each officer listed in the compensation table (Named Executives):

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                           AND FY-END OPTION VALUES

                                                     NUMBER OF SECURITIES    VALUE OF UNEXERCISED IN-
                                                    UNDERLYING UNEXERCISED   THE-MONEY OPTIONS AT FY-
                            SHARES                   OPTIONS AT FY-END (#)           END ($)*
                         ACQUIRED ON     VALUE     ------------------------- -------------------------
NAME                     EXERCISE (#) REALIZED ($) EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
----                     ------------ ------------ ----------- ------------- ----------- -------------
Claiborne P. Deming.....       --       $     --     42,119       78,720      $754,391     $298,702
Herbert A. Fox, Jr......    4,661        242,331      4,160       42,480        49,670      189,604
Enoch L. Dawkins........    2,150        109,650      8,320       42,480       115,340      189,604
Steven A. Cosse.........    2,172        113,148      4,160       42,480        49,670      189,604
Woods W. Allen, Jr......    1,144         16,115      6,500       30,820       110,047      130,535

--------
* Represents market value of underlying securities at year-end less the exercise price.

OPTION GRANTS

  Shown below is further information on grants of stock options pursuant to the 1992 Stock Incentive Plan during the fiscal year ended December 31, 1997, to the Named Executives of the Company listed in the compensation table, including certain options that were granted with exercise prices above fair market value (FMV) at date of grant:

                       OPTION GRANTS IN LAST FISCAL YEAR

                                        INDIVIDUAL GRANTS
                         ------------------------------------------------
                                           % OF TOTAL
                             NUMBER OF      OPTIONS
                            SECURITIES     GRANTED TO EXERCISE               GRANT
                            UNDERLYING     EMPLOYEES  OR BASE                 DATE
                              OPTIONS      IN FISCAL   PRICE   EXPIRATION   PRESENT
NAME                     GRANTED (#)(1)(2)    YEAR     ($/SH)     DATE    VALUE ($)(3)
----                     ----------------- ---------- -------- ---------- ------------
Claiborne P. Deming.....      15,000          3.64%   $50.375   02/04/07    $146,250
                              15,000          3.64%    55.4125  02/04/07     132,300
                              15,000          3.64%    60.45    02/04/07     122,700
                              15,000          3.64%    65.4875  02/04/07     116,400
Herbert A. Fox, Jr......       7,500          1.82%    50.375   02/04/07      73,125
                               7,500          1.82%    55.4125  02/04/07      66,150
                               7,500          1.82%    60.45    02/04/07      61,350
                               7,500          1.82%    65.4875  02/04/07      58,200
Enoch L. Dawkins........       7,500          1.82%    50.375   02/04/07      73,125
                               7,500          1.82%    55.4125  02/04/07      66,150
                               7,500          1.82%    60.45    02/04/07      61,350
                               7,500          1.82%    65.4875  02/04/07      58,200
Steven A. Cosse.........       7,500          1.82%    50.375   02/04/07      73,125
                               7,500          1.82%    55.4125  02/04/07      66,150
                               7,500          1.82%    60.45    02/04/07      61,350
                               7,500          1.82%    65.4875  02/04/07      58,200
Woods W. Allen, Jr......       5,625          1.37%    50.375   02/04/07      54,844
                               5,625          1.37%    55.4125  02/04/07      49,613
                               5,625          1.37%    60.45    02/04/07      46,013
                               5,625          1.37%    65.4875  02/04/07      43,650

--------
(1) No stock appreciation rights were granted in 1997.
(2) Options granted in 1997 vest 50% at the end of two years and 100% at the end of three years from the date of grant and are exercisable for a period of 10 years from the date of grant.
(3) Values were based on the Black-Scholes option pricing model adapted for use in valuing executive stock options. The actual value, if any, an executive may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised. There is no assurance that the value realized by the executive will be at or near the value estimated by the Black-Scholes model. The estimated values under that model are based on arbitrary assumptions as to certain variables and in 1997 included the following:

                                        100% FMV 110% FMV 120% FMV 130% FMV
                                        -------- -------- -------- --------
            . Risk-free rate of return    6.18%    6.28%    6.37%    6.47%
            . Stock volatility           17.37%   17.37%   17.37%   17.37%
            . Dividend yield               3.0%     3.0%     3.0%     3.0%
            . Expected life of option   5 years  6 years  7 years  8 years

  Based on the Black-Scholes option pricing model using the above assumptions, the options granted in 1997 have been valued as of the grant date as follows:

                               100% FMV - $9.75
                               110% FMV - $8.82
                               120% FMV - $8.18
                               130% FMV - $7.76

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The members of the Executive Compensation and Nominating Committee of the Board of Directors of the Company during 1997 were Messrs. Butler, Dembroski, Hart, C. H. Murphy, Jr., Michael W. Murphy, Nolan and Webster and Ms. Theus.

  In 1997 the Company purchased crude oil at competitive prices, and on terms no more favorable to the sellers than those offered by unaffiliated third parties, from properties in which interests were owned by directors and affiliates of directors. These directors and their affiliates and the amounts of such purchases were: Marmik Oil Company (89% owned by Michael W. Murphy) $125,238 and Munoco Company (affiliate of Mr. Nolan) $168,468.

  The Company customarily retires aircraft from its fleet when the aircraft becomes 13-15 years old. In 1997, a 1984 model Cessna Citation SII was sold to
C. H. Murphy Family Investments Limited Partnership at its appraised value. The transaction was preapproved by the Executive Compensation and Nominating Committee. The C. H. Murphy Family Investments Limited Partnership is a Delaware limited partnership whose partners include C. H. Murphy, Jr. and members of his immediate family.

COMPENSATION COMMITTEE REPORT FOR 1997

  The Executive Compensation and Nominating Committee of the Board of Directors of the Company, which is comprised entirely of independent, outside directors, has prepared this Compensation Committee Report which describes the guiding principles followed by the Company in establishing its pay practices and reviews compensation decisions which were made during 1997 affecting the Company's president and four other most highly compensated executive officers.

EXECUTIVE COMPENSATION PHILOSOPHY AND PRINCIPLES

  The Company's executive compensation programs and plans are based on principles designed to align the interests of executives with those of stockholders and provide a direct link with the Company's values, objectives, business strategy and financial results. The following general guidelines have been adopted by the Committee and have been used as the basic architecture for all executive compensation and benefit arrangements for the Company:

  . All programs are directed toward attracting and retaining key executives who are critical to the long-term success of the Company and each of its business units and who exhibit a high degree of business responsibility, personal integrity and professionalism.

  . These programs are designed to reward executives for both the short-term and long-term achievements of Company and business unit objectives that lead to the enhancement of shareholder value.

  . All pay and benefit programs are intended to be competitive within each industry segment, with upside opportunity and downside risk linked to the achievement of annual and long-term performance objectives which are regularly reviewed and approved by the Committee.

  At the present time, executive compensation programs consist of base salary, an annual cash incentive plan and long-term incentives in the form of both stock options and performance-based restricted stock. The executive benefits that are offered are typical of those provided by others in the industry. Each of these compensation arrangements is briefly reviewed in the following section.

BASE SALARY PRACTICES

  Officers and other employees are compensated within established salary range guidelines that are generally based on similar positions in companies of comparable size, complexity, and industry orientation to the Company. The actual base pay level for each officer is based on a combination of experience, performance and other factors that are determined to be important by the Committee. Each year, the Company participates in salary surveys within each industry segment and from time to time uses the services of outside consultants to further supplement its competitive information. The petroleum industry survey in which the Company participates contains over 25 corporations that the Committee believes are representative of the Company's labor market for management talent. The survey is conducted by a major compensation consulting firm. Many of the companies in the survey group are included in the S&P Oil (Domestic Integrated) line on the performance graph as shown on page 11. The Committee generally targets the base salary of most officers to be at or near the median (50th percentile) of the competitive market which has been described to be other integrated energy companies. The actual salaries and the amount of increases for 1997 for the Named Executives were near the median levels of the salaries in the referenced survey. The base salary of most officers is reviewed annually, with the amount of any increases based on factors such as Company performance, general economic conditions, marketplace compensation trends and individual performance. In determining base salary and increase in salaries, the most important criteria in the Committee's analysis are marketplace comparisons and individual performance. Overall corporate performance, including the Company's improvement in earnings and total shareholder return, were also considered by the Committee in making salary adjustments in 1997.

ANNUAL INCENTIVE COMPENSATION PROGRAM

  The Company restructured its annual incentive compensation plan in 1996. The plan concept follows many of the precepts of economic value added and measures the Company's ability to earn a return on capital that exceeds the weighted average cost of capital as well as the improvement in the Company's return on capital. The specific performance measure used for the 1997 performance year was return on capital employed. The targeted level of return on capital employed was developed based upon a projection of the Company's weighted average cost of capital, with an adjustment for the projected cost of equity. All participants in the plan, including the Named Executives, were measured on this corporate-wide measure of Company performance. In 1997, the Company exceeded its return on capital employed performance target, resulting in annual incentive awards that were between the 25th and 50th percentile levels of general industry practices. Target awards for corporate officers pursuant to the plan, including the Named Executives, range from 15 percent to 45 percent of base salary. Actual awards may range from zero percent to 150 percent of the target award amount; additionally, actual award levels may be adjusted by an additional 25 percent of the award earned based upon individual performance and contribution.

LONG-TERM INCENTIVE COMPENSATION

  Under the 1992 Stock Incentive Plan, as amended in 1997, (the 1992 Plan) as approved by the Company's stockholders, long-term incentives may be provided through stock options, stock appreciation rights and performance-based restricted stock, all designed to increase the stock ownership of management and link these key individuals directly to stockholders. All long-term incentive awards granted during 1997 were granted under the 1992 Plan. Where appropriate, the Committee uses the Black-Scholes option valuation model to determine the expected value of stock options. Under the 1992 Plan, the Committee may award up to one-half of one percent of the total issued and outstanding shares as of December 31 of the immediately preceding year for executive long-term incentives. The Plan also has a carry-forward feature which allows the Committee to use shares from years that were below the one-half of one percent threshold to grant awards in a particular year that may exceed this utilization level. In 1997, the Company used this feature of the Plan for the first time since the Plan's adoption and made grants which were 0.9% of total Company shares outstanding. The 1992 Plan provides that no more than 50% of the shares granted may be incentive stock options, and no more than 50% may be performance-based restricted stock.

  A stock option granted under the Plan gives the grantee the right to purchase a specified number of shares of the Company's Common Stock at an option price equal to or above the market price on the date the option was granted. Options, which may be either nonqualified stock options or incentive stock options, vest

50% at the end of two years and 100% at the end of three years from the date of grant and are exercisable for a period of 10 years from the date of grant. The size of option grants awarded each year is based on competitive practices in general industry using comparative data provided by a major compensation consulting firm. Actual grant levels of long-term incentive award opportunities are generally based in a range between the 25th and 50th percentile of competitive practices in the survey data base. The Company's stock option grants in 1997 were between the 25th and 50th percentile levels of general industry practices. In addition, the Committee considers the total number of grants each executive has been awarded in recent years in determining whether to grant additional stock options or performance-based restricted stock. Nonqualified stock options were granted in 1997 to all Named Executives; however, no stock appreciation rights or performanced-based restricted shares were granted in 1997. The option grants to seven executives in the Company, including the Named Executives, featured certain grants that were deemed premium options. These option grants have exercise prices which are either 110%, 120%, or 130% of the market price on the date of grant. These option grants provide a higher incentive and share price performance before the executive is able to realize economic gain from his option shares. The first time that the Company has granted premium options was in 1997.

DISCUSSION OF 1997 COMPENSATION FOR THE PRESIDENT AND CHIEF EXECUTIVE OFFICER

  Claiborne P. Deming served as President and Chief Executive Officer of the Company for the complete fiscal year 1997. During 1997, the Committee made the following determinations regarding Mr. Deming's compensation:

 . Mr. Deming received a significant base salary adjustment during 1997. This salary adjustment was made to bring Mr. Deming's base salary to the 50th percentile of the competitive salary level reported to the Committee by a major compensation consulting firm.

 . As noted earlier, the Company restructured its annual incentive compensation plan two years ago to focus upon financial performance, as measured by return on capital employed, which will lead to the enhancement of shareholder value. As a participant in the plan, Mr. Deming earned an annual incentive award of $363,000. The performance criteria of the plan was the Company's 1997 return on capital employed.

 .  In 1997, Mr. Deming received a grant of 60,000 nonqualified stock options.
   These options included premium options wherein the exercise price is at a premium to the share price on the date of grant. Mr. Deming's 60,000 stock option grant was made in the following four tranches with 45,000 shares issued at a premium to the Company's share price on the date of grant as follows:

                               EXERCISE PRICE AS %
      NUMBER OF SHARES         OF SHARE PRICE FMV              ACTUAL EXERCISE PRICE
      ----------------         -------------------             ---------------------
           15,000                   100% FMV                         $50.3750
           15,000                   110% FMV                         $55.4125
           15,000                   120% FMV                         $60.4500
           15,000                   130% FMV                         $65.4875

  All these options will vest 50% two years from the date of grant and 100% three years from the date of grant. The option grant was made in recognition of both Mr. Deming's performance and that of the Company in 1996 and early 1997. Mr. Deming's grant was between the 25th and 50th percentiles of competitive practice based upon survey data provided by a major compensation consulting firm. The compensation consulting firm assisted the Committee in determining the size of the stock option grant to Mr. Deming and all other Company executives.

 . Finally, the Company did not grant performance-based restricted stock awards to any of its executives, including Mr. Deming, in 1997. Such grants are made biennially by the Committee, and the next grant of performance-based restricted shares is scheduled to be awarded in 1998.

  The Executive Compensation and Nominating Committee members during 1997 were Messrs. Butler, Dembroski, Hart, C. H. Murphy, Jr., Michael W. Murphy, Nolan and Webster and Ms. Theus.

SHAREHOLDER RETURN PERFORMANCE PRESENTATION

  The following line graph presents a comparison of the cumulative five-year shareholder returns (including the reinvestment of dividends) for the Company, the Standard and Poor's 500 Stock Index (S&P 500 Index) and the S&P Oil (Domestic Integrated) Index.


                             MURPHY OIL CORPORATION
             COMPARISON OF FIVE-YEAR CUMULATIVE SHAREHOLDER RETURNS

                        [PERFORMANCE GRAPH APPEARS HERE]


--------------------------------------------------------------------------------

                               1992 1993 1994 1995 1996 1997
------------------------------------------------------------
Murphy Oil Corporation         $100 $116 $127 $128 $177 $198
S&P Oil (Domestic Integrated)   100  105  111  126  159  189
S&P 500 Index                   100  110  112  153  189  252

--------------------------------------------------------------------------------
               Data are provided by Standard & Poor's Compustat.

RETIREMENT PLANS

  The following table shows the estimated annual pension benefit payable, at age 65, under Murphy Oil Corporation's Retirement Plan at December 31, 1997 for the salary and length of service indicated. The amounts shown are subject to reduction for social security benefits.

                PENSION PLAN TABLE--MURPHY OIL CORPORATION PLAN

                                      YEARS OF SERVICE
                   ---------------------------------------------------------------------
REMUNERATION(/1/)     15          20          25          30          35           40
-----------------  --------    --------    --------    --------    ---------    --------
    $150,000       $ 36,000    $ 48,000    $ 60,000    $ 72,000    $  84,000    $ 96,000
     200,000         48,000      64,000      80,000      96,000      112,000     128,000(2)
     250,000         60,000      80,000     100,000     120,000      140,000(2)  160,000(2)
     300,000         72,000      96,000     120,000     144,000(2)   168,000(2)  192,000(2)
     350,000         84,000     112,000     140,000(2)  168,000(2)   196,000(2)  224,000(2)
     400,000         96,000     128,000(2)  160,000(2)  192,000(2)   224,000(2)  256,000(2)
     450,000        108,000     144,000(2)  180,000(2)  216,000(2)   252,000(2)  288,000(2)
     500,000        120,000     160,000(2)  200,000(2)  240,000(2)   280,000(2)  320,000(2)
     600,000        144,000(2)  192,000(2)  240,000(2)  288,000(2)   336,000(2)  384,000(2)
     700,000        168,000(2)  224,000(2)  280,000(2)  336,000(2)   392,000(2)  448,000(2)
--------
(1) During 1997, the maximum compensation limit for qualified retirement plans, as established by the Internal Revenue Service, was $160,000 ($160,000 also for 1998).
(2) Exceeds presently allowable maximum legislative limits for annual pension benefits under a defined benefit pension plan. In 1997, the maximum benefit allowable was $125,000 ($130,000 effective January 1, 1998).

  A portion of the benefits shown above would be paid under the Company's
Supplemental Benefit Plan to the extent such benefits exceed legislative limitations.

  The credited years of service for Messrs. Deming, Fox and Cosse are nineteen years, twenty-eight years and eighteen years, respectively.

  As of January 1, 1992, employees of Murphy Exploration & Production Company, formerly named Ocean Drilling & Exploration Company (ODECO), began participating in the Company's plans. Prior to that time such employees participated in similar plans of ODECO. Employees of the Company or one of its 100% owned subsidiaries who were previously included in the ODECO Retirement
Plan may receive a benefit upon retirement which is based on a combination of the Company and ODECO plans. The following table indicates the estimated annual benefit computed on a straight life annuity basis payable, at age 65, under the ODECO plan for the salary and length of service indicated:

                        PENSION PLAN TABLE--ODECO PLAN

                                 YEARS OF SERVICE
                   ---------------------------------------------------------
REMUNERATION          15          20          25          30          35
------------       --------    --------    --------    --------    ---------
    $200,000       $ 59,352    $ 79,082    $ 98,812    $118,542    $138,272*
     250,000         74,352      99,082     123,812     148,542*    173,272*
     300,000         89,352     119,082     148,812*    178,542*    208,272*
     350,000        104,352     139,082*    173,812*    208,542*    243,272*

--------
* Exceeds presently allowable maximum legislative limits for annual pension benefits under a defined benefit pension plan.

  The above tables do not reflect any reductions in retirement benefits that would result from the selection of one of either plan's various available survivorship options nor the actuarial reductions required by the plans for retirement earlier than age 62.

  The credited years of service for Mr. Dawkins and Mr. Allen are thirty-two and eleven years, respectively.

  It is not feasible to calculate the specific amount attributable to the plans in respect to each employee. The Company had no required contributions to the retirement plans in 1997 and therefore no contributions were made.

APPROVAL OF APPOINTMENT OF INDEPENDENT AUDITORS

  The Board of Directors desires that the stockholders indicate their approval or disapproval of the Board's action in appointing KPMG Peat Marwick LLP, Certified Public Accountants, as independent auditors of the Company for the year 1998. KPMG Peat Marwick LLP has been serving the Company and its subsidiaries as independent auditors for many years. The firm has advised the Company that its members have no direct or indirect financial interest in the Company or any of its subsidiaries. Members of the firm are expected to be present at the Annual Meeting for the purpose of responding to inquiries by stockholders and such representatives will have an opportunity to make a statement if they desire to do so.

  In the event a majority of the stockholders voting should indicate disapproval of the appointment of KPMG Peat Marwick LLP, the adverse vote will be considered as a directive to the Board of Directors to select other auditors for the following year. Because of the difficulty and expense of making any substitution of auditors during a year, it is contemplated that the appointment for 1998 will be permitted to stand unless the Board finds other good reason for making a change.

STOCKHOLDER PROPOSALS

  Stockholder proposals for the 1999 Annual Meeting of Stockholders must be received by the Company at its executive offices on or before December 1, 1998 in order to be considered for inclusion in the proxy materials.

OTHER INFORMATION

  The management of the Company knows of no business other than that described above that will be presented for consideration at the meeting. If any other business properly comes before the meeting, it is the intention of the persons named in the proxies to vote such proxies thereon in accordance with their judgment.
  The expense of this solicitation, including cost of preparing and mailing this Proxy Statement, will be paid by the Company. Such expenses may also include the charges and expenses of banks, brokerage houses and other custodians, nominees or fiduciaries for forwarding proxies and proxy material to beneficial owners of shares.

  The above Notice and Proxy Statement are sent by order of the Board of Directors.

                                                     Walter K. Compton
                                                         Secretary

El Dorado, Arkansas
March 30, 1998


              PLEASE COMPLETE AND RETURN YOUR PROXY PROMPTLY
              IN THE ENCLOSED ENVELOPE. NO POSTAGE IS
              REQUIRED IF IT IS MAILED IN THE UNITED STATES
              OF AMERICA.

               PLEASE MARK VOTE IN OVAL USING DARK INK ONLY. [X]










THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH OF THE LISTED PROPOSALS.






1. ELECTION OF DIRECTORS--                    For       Withhold       For All
   B.R.R. Butler, G.S. Dembroski,             [ ]          [ ]           [ ]
   C.P. Deming, H.R. Hart,
   V.T. Hughes, Jr., C.H. Murphy, Jr.,        (Except Nominee(s) written below)
   M.W. Murphy, R.M. Murphy,
   W.C. Nolan, Jr., C.G. Theus,               ---------------------------------
   and L.C. Webster.                          ---------------------------------

2. Approve the appointment of                 For        Against       Abstain
   KPMG Peat Marwick LLP as auditors.         [ ]          [ ]           [ ]



                                                     Dated: ______________, 1998

                                              __________________________________

                                              __________________________________

                                              Please sign exactly as your name
                                              or names appear hereon. For joint
                                              accounts, each owner should sign.
                                              When signing as executor,
                                              administrator, attorney, trustee
                                              or guardian, etc., please give
                                              your full title. Please return
                                              promptly.

- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
                             FOLD AND DETACH HERE

                  [MURPHY OIL CORPORATION LOGO APPEARS HERE]


    PROXY SOLICITED BY BOARD OF DIRECTORS FOR ANNUAL MEETING, MAY 13, 1998


The stockholder(s) whose name(s) appears on the reverse side hereby appoints R. Madison Murphy and Claiborne P. Deming, or each of them, as the stockholder's proxy or proxies, with full power of substitution, to vote all shares of Common Stock of Murphy Oil Corporation which the stockholder is entitled to vote at the Annual Meeting of Stockholders to be held at the South Arkansas Arts Center, 110 East 5th Street, El Dorado, Arkansas, on May 13, 1998, at 10:00 a.m., Central Daylight Time, and any adjournments thereof, as fully as the stockholder could if personally present.

     IMPORTANT -- THIS PROXY MUST BE SIGNED AND DATED ON THE REVERSE SIDE.

THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS MADE ON THE REVERSE SIDE, BUT IF NONE ARE INDICATED, THIS PROXY WILL BE VOTED FOR ALL
                                                                  ---
NOMINEES LISTED ON THE REVERSE SIDE, AND FOR PROPOSAL 2.
                                         ---


                                                    (continued on reverse side)